CONTACT:	Daniel T. Hendrix
President and Chief Executive Officer
Patrick C. Lynch
Senior Vice President and Chief Financial Officer
(770) 437-6800

FD
Eric Boyriven, Jessica Greenberger
(212) 850-5600

FOR IMMEDIATE RELEASE

Interface Redeems $25 Million of its
9.5% Senior Subordinated Notes due 2014

ATLANTA, Georgia, March 8, 2010 – Interface, Inc. (Nasdaq: IFSIA) (the “Company”), a worldwide floorcoverings company and global leader in sustainability, today announced that it has completed the previously announced redemption of $25 million in aggregate principal amount of its 9.5% Senior Subordinated Notes due 2014 (the “Notes”) at a price equal to 103.167% of the principal amount of the Notes, plus accrued interest to the redemption date.  An aggregate of approximately $26 million, which includes interest that has accrued through the redemption date, was required to redeem the Notes. US Bank National Association (as successor in interest to SunTrust Bank), trustee in respect of the Notes, processed the transmittal of the redemption notice to the holders of record of the Notes that were redeemed.

Interface, Inc. is the world’s largest manufacturer of modular carpet, which it markets under the InterfaceFLOR®, FLOR®, Heuga® and Bentley Prince Street® brands, and, through its Bentley Prince Street brand, enjoys a leading position in the designer quality segment of the broadloom carpet market. The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value.